Exhibit 1.1

                             Engagement Letter
                                    with
                      Sandler O'Neill & Partners, L.P.

Sandler O'Neill  Coporate Strategies           Telephone: 212-466-7700
Divsion of Sandler O'Neill & Partners, L.P.               800-635-6855
Two World Trade Center, 104th Floor            Facsimile: 212-466-7711
New York, New York 10048

                                                                 Sandler O'Neill



June 14, 1995




Board of Directors
Progress Financial Corporation
Plymouth Meeting Executive Campus
600 West Germantown Pike
Plymouth Meeting, PA  19462

Board of Directors
FJF Financial, M.H.C.
6060 Ridge Avenue
Philadelphia, PA  19128


Ladies and Gentlemen:

     We understand that Progress Financial Corporation ("PFC"), Progress Federal Savings Bank ("Progress"), FJF Financial, M.H.C. ("FJF") and Roxborough-Manayunk Federal Savings Bank (the "Bank") have entered into an Agreement and Plan of Reorganization dated as of May 24, 1995 (the "Reorganization Agreement") pursuant to which FJF will convert from mutual to stock form and be merged into the Bank and immediately thereafter Progress will be merged into the Bank, with the resulting entity to operate as a wholly-owned subsidiary of PFC (the "Reorganization").

     In connection with the Reorganization, each publicly held share of the Bank's stock will be converted into shares of PFC common stock at an exchange ratio to be determined based on an independent appraisal. In addition, PFC will offer and sell an additional number of shares of PFC common stock, based upon the independent appraisal, to certain depositors and borrowers of the Bank as of specified record dates, certain tax-qualified employee benefit plans of the Bank and shareholders of PFC and the Bank as of specified record dates in a Subscription Offering and to members of the general public in a Direct Community Offering and, under certain circumstances, in a Syndicated Community Offering (collectively, the "Offerings"). Sandler O'Neill Corporate Strategies, a division of Sandler O'Neill & Partners, L.P. ("Sandler O'Neill"), is pleased to act as financial advisor to PFC and FJF (collectively, the "Companies") in connection with the Offerings. For purposes of this letter, the term "Actual Purchase Price" shall mean the price at which the shares of PFC's common stock are sold in the Offerings. This letter is to confirm the terms and conditions of our engagement.

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 2                                                           Sandler O'Neill



ADVISORY SERVICES
- -----------------

     Sandler O'Neill will act as a consultant and advisor to the Companies and will work with their respective management, counsel, accountants and other advisors in connection with the Offerings. We anticipate that our services will include the following, each as may be necessary and as may reasonably be requested:

     1. Consulting as to the securities marketing implications of any aspect of the Reorganization;

     2. Reviewing with the Boards of Directors of the Companies the independent appraiser's appraisal, particularly with regard to aspects of the appraisal involving the methodology employed;

     3. Reviewing all offering documents, including the Prospectus, stock order forms and related offering materials (it being understood that preparation and filing of such documents will be the responsibility of the Companies and their counsel);

     4. Design and direct the implementation of a marketing strategy for the Offerings;

     5.   Assisting in obtaining all requisite regulatory approvals;

     6. Assisting management in scheduling and preparing for meetings with potential investors and broker-dealers; and

     7. Providing such other general advice and assistance as may be requested to promote the successful completion of the Reorganization.


SYNDICATED COMMUNITY OFFERING
- -----------------------------

     If any shares of PFC's common stock remain available after the expiration of the Subscription Offering and the Direct Community Offering, at the request of the Companies and subject to the continued satisfaction of the conditions set forth in the second paragraph under the caption "Definitive Agreement" below, Sandler O'Neill, in consultation with the Companies, will seek to form a syndicate of registered dealers to assist in the sale of such common stock in a Syndicated Community Offering on a best efforts basis, subject to the terms and conditions set forth in a selected dealers agreement. Sandler O'Neill will endeavor to distribute the common stock among dealers in a fashion which best meets the distribution objectives of PFC and the

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 3                                                           Sandler O'Neill



requirements of the Reorganization Agreement, which may result in limiting the allocation of stock to certain selected dealers. It is understood that in no event shall Sandler O'Neill be obligated to act as a selected dealer or to take or purchase any shares of PFC's common stock.


FEES
- ----

     If the Reorganization is consummated, PFC agrees to pay Sandler O'Neill for its services hereunder the fees set forth below:

     1. a fee of two percent (2.0%) of the aggregate Actual Purchase Price of (a) all shares of common stock sold in the Subscription Offering and (b) shares sold in the Direct Community Offering to persons or entities who are depositors or borrowers of Progress as of the record date for the meeting of PFC shareholders to vote on the Reorganization Agreement or who are otherwise referred by the directors or executive officers of the Companies, excluding in each case shares purchased by (i) any employee benefit plan of the Companies established for the benefit of their respective directors, officers and employees, (ii) any director, officer or employee of PFC, FJF, Progress or the Bank or members of their immediate families, and (iii) Sandler O'Neill or its affiliates or their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act of 1933 (the "Securities Act") or Section 20 of the Securities and Exchange Act of 1934 (the "Exchange Act") (Sandler O'Neill and each such person or entity, a "Sandler Related Party"), with respect to which no fee shall be payable;

     2. a fee of three percent (3.0%) of the aggregate Actual Purchase Price of all shares of common stock otherwise sold in the Direct Community Offering, excluding shares purchased by (i) any employee benefit plan of the Companies established for the benefit of their respective directors, officers and employees,
          (ii) any director, officer or employee of PFC, FJF, Progress or the Bank or members of their immediate families, and (iii) any Sandler Related Party, with respect to which no fee shall be payable; and

     3. with respect to any shares of common stock sold by an NASD member firm (other than Sandler O'Neill) under any selected dealers agreement in the Syndicated Community Offering, (a) the sales commission payable to the selected dealer under such agreement,
          (b) any sponsoring dealer's fees, and (c) a management fee to Sandler O'Neill of no less than one percent and not to exceed

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 4                                                           Sandler O'Neill



          one and one-half percent (1.5%). Sandler O'Neill will endeavor to limit the aggregate fees to be paid by PFC under any such selected dealers agreement to an amount competitive with gross underwriting discounts charged at such time for underwritings of comparable amounts of stock sold at a comparable price per share in a similar market environment, which shall not exceed 5.5% of the aggregate Actual Purchase Price of the shares sold under such agreements. Any fees payable to Sandler O'Neill for common stock sold by Sandler O'Neill under any such agreement shall be limited to an aggregate of three percent (3%) of the Actual Purchase
          Price of such shares; provided, however, that no fee shall be
                                --------  -------
          payable to Sandler O'Neill with respect to any shares purchased under any such agreement by any Sandler Related Party.

     If (i) Sandler O'Neill's engagement hereunder is terminated for any of the reasons provided for under the second paragraph of the section of this letter captioned "Definitive Agreement," or (ii) the Reorganization Agreement is terminated by the parties thereto, no fees shall be payable to Sandler O'Neill hereunder.

     All fees payable to Sandler O'Neill hereunder shall be payable in cash at the time of the closing of the Offerings. In recognition of the long lead times involved, the Companies agree to make advance payments to Sandler O'Neill in the aggregate amount of $50,000, $25,000 of which shall be payable upon execution of this letter and the remaining $25,000 of which shall be payable upon commencement of the Subscription Offering, which shall be credited against any fees or reimbursement of expenses payable hereunder. Pursuant to the terms of an engagement letter dated as of May 23, 1995 and amended by letter dated June 6, 1995 ("Engagement Letter") between Sandler O'Neill and PFC pursuant to which Sandler O'Neill acted as financial advisor to PFC in connection with its consideration of a business combination involving the PFC and FJF, all retainer and transaction related fees paid pursuant to the Engagement Letter shall be credited against any fees which may become due and payable upon consummation of the Offerings under the terms of this agreement.


COSTS AND EXPENSES
- ------------------

     In addition to any fees that may be payable to Sandler O'Neill hereunder and the expenses to be borne by the Companies pursuant to the following paragraph, the Companies agree to reimburse Sandler O'Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement hereunder, including, without limitation, legal fees, advertising, promotional, syndication, and travel expenses, up to a maximum of $50,000 for legal expenses and $65,000 overall, regardless of whether the

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 5                                                           Sandler O'Neill



Reorganization is consummated or whether the Companies enter into a definitive agency agreement with Sandler O'Neill; provided, however, that
                                                  --------  -------
Sandler O'Neill shall document such expenses to the reasonable satisfaction of the Companies. The provisions of this paragraph are not intended to apply to or in any way impair the indemnification provisions of this letter.

     As is customary, the Companies will bear all other expenses incurred in connection with the Reorganization and the Offerings, including, without limitation, (i) the cost of obtaining all securities and bank regulatory approvals, including any required NASD filing fees; (ii) the cost of printing and distributing the offering materials; (iii) the costs of blue sky qualification of the shares in the various states (including fees and expenses of blue sky counsel); (iv) listing fees; and (v) all fees and disbursements of the Companies' counsel, accountants and other advisors.
In the event Sandler O'Neill incurs any such fees and expenses on behalf of the Companies, the Companies will reimburse Sandler O'Neill for such fees and expenses whether or not the Reorganization is consummated; provided,
                                                               --------
however, that Sandler O'Neill shall not incur any expense in excess of
- -------
$2,500 on behalf of the Companies pursuant to this paragraph without the prior approval of the Companies.


DUE DILIGENCE REVIEW
- --------------------

     Sandler O'Neill's obligation to perform the services contemplated by this letter shall be subject to the satisfactory completion of such investigation and inquiries relating to the Companies and their subsidiaries, and their respective directors, officers, agents and employees, as Sandler O'Neill and its counsel in their sole discretion may deem appropriate under the circumstances. In this regard, the Companies agree that, at their expense, they will make available to Sandler O'Neill all information which Sandler O'Neill requests, and will allow Sandler O'Neill the opportunity to discuss with their respective managements the financial condition, business and operations of the Companies. The Companies acknowledge that Sandler O'Neill will rely upon the accuracy and completeness of all information received from the Companies and their directors, officers, employees, agents, independent accountants and counsel.


BLUE SKY MATTERS
- ----------------

     The Companies and Sandler O'Neill agree that PFC's counsel shall serve as counsel with respect to blue sky matters in connection with the Offerings; provided, however, that PFC will cause such counsel to prepare a
           --------  -------
Blue Sky Memorandum related to the Offerings including Sandler O'Neill's participation therein and shall furnish Sandler O'Neill a copy thereof addressed

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 6                                                           Sandler O'Neill



to Sandler O'Neill or upon which such counsel shall state Sandler O'Neill may rely.

CONFIDENTIALITY
- ---------------

     Other than disclosure to other firms made part of any syndicate of selected dealers or as required by law or regulation, Sandler O'Neill agrees that it will not disclose any Confidential Information relating to the Companies obtained in connection with its engagement hereunder (whether or not the Reorganization is consummated). As used in this paragraph, the term "Confidential Information" shall not include information which (i) is or becomes generally available to the public other than as a result of a disclosure by Sandler O'Neill, (ii) was available to Sandler O'Neill on a non-confidential basis prior to its disclosure to Sandler O'Neill by the Companies, or (iii) becomes available to Sandler O'Neill on a non-confidential basis from a person other than the Companies who is not otherwise known to Sandler O'Neill to be bound not to disclose such information pursuant to a contractual, legal or fiduciary obligation.


INDEMNIFICATION
- ---------------

     Since Sandler O'Neill will be acting on behalf of the Companies in connection with the Reorganization and the Offerings, the Companies agree to indemnify and hold Sandler O'Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (Sandler O'Neill and each such person being an "Indemnified Party") harmless from and against any and all losses, claims, damages and liabilities, joint or several, to which such Indemnified Party may become subject under applicable federal or state law, or otherwise, related to or arising out of the Reorganization or the engagement of Sandler O'Neill pursuant to, or the performance by Sandler O'Neill of the services contemplated by, this letter, and will reimburse any Indemnified Party for all expenses (including reasonable legal fees and expenses) as they are incurred, including expenses incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party; provided, however, that the Companies will
                              --------  -------
not be liable in any such case to the extent that any such loss, claim, damage, liability or expense (i) arises out of or is based upon any untrue statement of a material fact or the omission of a material fact required to be stated therein or necessary to make not misleading any statements contained in any proxy statement or prospectus (preliminary or final), or any amendment or supplement thereto, or any of the applications, notices, filings or documents related thereto made in reliance on and in conformity with written information furnished to the Companies by Sandler O'Neill expressly for use therein, or (ii) is primarily attributable to the gross negligence, willful misconduct or bad faith of Sandler O'Neill. If the foregoing

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 7                                                           Sandler O'Neill



indemnification is unavailable for any reason, the Companies agree to contribute to such losses, claims, damages, liabilities and expenses in the proportion that its financial interest in the Offerings bears to that of Sandler O'Neill.


DEFINITIVE AGREEMENT
- --------------------

     Sandler O'Neill and the Companies agree that (a) except as set forth in clause (b) of this sentence, the foregoing represents the general intention of the Companies and Sandler O'Neill with respect to the services to be provided by Sandler O'Neill in connection with the Offerings, which will serve as a basis for Sandler O'Neill commencing activities, and (b) the only legal and binding obligations of the Companies and Sandler O'Neill with respect to the subject matter hereof shall be (1) the Companies' obligation to reimburse costs and expenses pursuant to the section captioned "Costs and Expenses," (2) those set forth under the captions "Confidentiality" and "Indemnification," and (3) as set forth in a duly negotiated and executed definitive Agency Agreement to be entered into prior to the commencement of the Subscription Offering relating to the services of Sandler O'Neill in connection with the Offerings. Such Agency Agreement shall be in form and content satisfactory to Sandler O'Neill and the Companies and their respective counsel and shall contain standard indemnification provisions consistent herewith.

     Sandler O'Neill's execution of such Agency Agreement shall also be subject to (i) Sandler O'Neill's satisfaction with its investigation of the Companies' respective business, financial condition and results of operations, (ii) preparation of offering materials that are satisfactory to Sandler O'Neill and its counsel, (iii) compliance with all relevant legal and regulatory requirements to the reasonable satisfaction of Sandler O'Neill's counsel, (iv) agreement that the appraisal range established by the independent appraiser is reasonable and (v) market conditions at the time of the proposed offering. Sandler O'Neill may terminate this agreement if such Agency Agreement is not entered into prior to May 31, 1996.


MISCELLANEOUS
- -------------

     This Agreement and appendix hereto may be altered only by written consent signed by the parties. This Agreement is governed by the laws of the Commonwealth of Pennsylvania.

Progress Financial Corporation
FJF Financial, M.H.C.
June 14, 1995
Page 8                                                           Sandler O'Neill



     Please confirm that the foregoing correctly sets forth our agreement by signing and returning to Sandler O'Neill the duplicate copy of this letter enclosed herewith.

                              Very truly yours,

                              Sandler O'Neill & Partners, L.P.
                              By: Sandler O'Neill & Partners Corp.,
                                  the sole general partner


                              By: /s/ Christopher Quackenbush
                                  ---------------------------
                                  Christopher Quackenbush
                                  Vice President


Accepted and agreed to as of
the date first above written:

Progress Financial Corporation          FJF Financial, M.H.C.



By:  /s/ W. Kirk Wycoff                  By:  /s/ John F. McGill
     -------------------------               ------------------------
Its: President                          Its: President
     -------------------------               ------------------------